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                                                                   Exhibit 10.13


                          ARISTECH CHEMICAL CORPORATION
                            PHANTOM STOCK OPTION PLAN



1.       INTRODUCTION

This is the Aristech Chemical Corporation (the "Company" or "Aristech") Phantom Stock Option Plan (the "Plan"). The Plan is intended to replace the Aristech Chemical Corporation Long Term Incentive Plan with a long term incentive plan of at least equivalent value that better satisfies Aristech's business goals. The Plan has the following key objectives:

         o Focus executives on measures of performance that lead to the sustained creation of value in the commodity chemicals industry

         o  Attract and retain talented executives

         o Provide executives with competitive total remuneration, vis-a-vis chemical industry norms, contingent on both Company and personal performance

         o Align long term incentive payments with creation of shareholder value


2.       OVERVIEW

The Plan provides for annual grants of options ("Options") on phantom stock ("Share(s)") to selected Aristech executives ("Participants") based on target grant levels that are intended to be competitive with the opportunities granted to similar executives at comparable companies. The size of grants to individual Participants will be determined primarily as a percentage of salary, and secondarily based on number of Shares, with the actual number of Option Shares granted based on the Participant's performance and contribution to the success of the Company. A Participant is vested, and may exercise fifty percent of the Options granted three years after the grant date, and the remaining fifty percent after four years. Options remain exercisable for up to eight years from date of grant, absent earlier exercise or cancellation. Participants may exercise vested Options during annual exercise periods. Upon exercise, a Participant will receive the difference between the value of the Shares subject to Option on the exercise date and the Share value on the date of grant. Therefore, the Option operates as a Stock Appreciation Right (SAR). The Option Shares are not dividend bearing and are non-voting. Book value and EBITDA multiples, as defined under Section 11, shall be equally weighted to determine Share value. Amounts due upon Option exercise will be paid in cash, although Plan participants will have the opportunity to defer receipt of such awards, if and to the extent permitted under the Company's deferred compensation plan(s).


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3.       EFFECTIVE DATE

The Plan shall be effective January 1, 1999, contingent upon its approval by the Compensation Committee of the Company (the "Compensation Committee").


4.       PLAN ADMINISTRATION

         (a) The Plan shall be administered by the Compensation Committee. Subject to the terms of the Plan, the Compensation Committee shall have the authority, in its sole discretion, to: (i) determine the number of Shares to be subject to Options granted each year; (ii) select Participants to receive Options; (iii) determine the number of shares in each Option grant to Participants (including the authority to determine that a Participant shall not receive an Option grant in any year); and (iv) calculate the value of the Shares underlying each Option. Except as otherwise provided in Section 4(c), below, all determinations of the Compensation Committee in the administration of the Plan shall be binding and conclusive on all parties.

         (b) The Compensation Committee may delegate all or any portion of its administrative responsibilities hereunder to a subcommittee or any other designated individual. In the event of such designation, references in this plan to the Compensation Committee shall be deemed to refer to the Compensation Committee's delegate.

         (c) Notwithstanding anything in this Section 4 to the contrary, Mitsubishi Corporation, which maintains majority control (i.e., more than 50% of voting stock) of the Company, shall have the authority to designate a representative or representatives (the "Mitsubishi Representative") to review and approve all aspects of the Plan.


5.       PHANTOM STOCK SHARES SUBJECT TO OPTION

A total of 250,000 Shares shall be subject to Options granted under the Plan. If, during, the term of the Plan, an Option is cancelled prior to exercise, a new Option or Options may be granted with respect to the Shares underlying such cancelled Option. Based on estimated market and Company factors, the number of shares authorized for grant under this Plan are intended to be sufficient for annual grant cycles of five years or more.


6.       PARTICIPATION:  ELIGIBILITY AND NOTIFICATION

         (a) Each executive of Aristech employed in a position with a grade of at least 32 shall be eligible to receive Option grants under the Plan. The Compensation Committee may select additional Participants from among executives employed in position with a grade of 28 through 31 for participation in the Plan.


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         (b) Subject to the approval of the Compensation Committee, for each year that Option grants are made under the Plan, additional Participants may be designated to receive Options that year from among the group of employees in positions with grades below 28 who are considered to be both "high performing" and "high potential."

         (c) Each Participant shall be informed by the Compensation Committee that he or she has been selected to participate in the Plan, the number of Shares subject to the Options granted, as determined under Section 7, the value of such Shares on the date of grant, when such Options may be exercised (including when such Options shall vest and when they may be cancelled), and such other terms and conditions of the Plan as the Compensation Committee deems appropriate.


7.       OPTION GRANTS

         (a) Options under the Plan shall be granted within the first quarter of each year that the Plan is in effect (the "Grant Date"). The Compensation Committee first shall attribute a fixed number of Shares to which to each Participant designated in Section 6 shall be granted Options, based upon the recommendations of the Chief Executive Officer ("CEO"). For the initial year, such action shall be taken within the first 60 days after the date the Plan is adopted with a Share price based on year end 1998 results. For each subsequent year, such action shall be taken no later than March 31 of that calendar year.

         (b) The number of Shares attributed to a Participant in any year shall be that number of Shares required to produce the target award recommended by the CEO for that Participant for that year, expressed as a percentage of base salary, based upon the Participant's performance and contribution to the success of the Company. The target award level shall be set annually at an amount equal to the 50th percentile for the Chemical Industry with the CEO exercising discretion to determine an appropriate individual award recommendation within 25% above or below the target amount; and, the recommended target award will be structured to result in the Participant's total compensation falling within the 25th to 75th percentile of compensation for executives with comparable duties and responsibilities in the Chemical Industry, as determined by the Hay Executive Compensation Survey, or such other executive compensation survey as may be designated by the Compensation Committee; provided, however, that the CEO may recommend that a Participant shall not receive any grant that year.

         (c) The number of Shares required to produce the target award shall be based upon the value of the desired grant divided by the value of underlying Shares at the beginning of the Option grant year.


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8.       EXERCISE OF OPTIONS

Except as otherwise provided in this Plan, in the case of certain terminations of employment, as set forth in Section 14, or a Change of Control, as defined in
Section 16, a Participant may exercise his or her Options subject to the following terms:

         (a) A Participant may first exercise in the third calendar year after the grant an Option or Options with respect to (i) fifty percent of the Shares for which such Option or Options have been granted, and (ii) the remaining fifty percent of such Shares in the fourth calendar year following the year of the grant. This vesting period specifies the right, and not the obligation to exercise the options.

         (b) Options may be exercised within one time period per year after vesting. The "Exercise Period" is specified as being within the 30 day period following the official release of the Share price based on prior year's performance. The Share price will be determined within the first quarter of each calendar year.

         (c) Options shall cease to be exercisable no later than the end of the eighth calendar year following the grant.

         (d) A Participant shall exercise his or her Options by written notice to the officer or other official of the Company designated by the Compensation Committee for this purpose. Such notice shall specify the number of Shares to which the exercise relates. A Participant shall be deemed to have exercised an Option only when a signed copy of the written notice is received; provided, however, that exercises by fax or other electronic media may be deemed effective if a signed copy of the communication is promptly received.


9.       RIGHTS UPON EXERCISE

Upon exercise of an Option, a Participant shall have the right to receive an amount equal to the exercise value of the Shares based on formulae as determined in accordance with Section 10 minus the grant value of the Shares based on the same formulae methodology times the number of Shares exercised. In calculating Share value, a dividend distribution to shareholders is determined to be fixed at 25% of net income. This guideline will be reviewed periodically to ensure comparability with comparator companies dividend policies.


10.      PHANTOM STOCK SHARE VALUE

         (a) Each Share shall have an initial value of $100 as of December 31, 1998.



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         (b) The value of Shares thereafter shall be determined once annually, as of the last day of the year immediately preceding the date of exercise.

         (c) The determination of Share value under the Plan is based on two performance measures: Book Value and EBITDA, as defined in Section 11. To calculate Share value, Book Value is multiplied by 2.5 and EBITDA is multiplied by 6.0. These values were selected based on reviewing comparable organizations and their value ratios. Each multiple is weighted 50% to determine overall Share value.


11.      CALCULATION OF PERFORMANCE

For the purpose of determining Share values under the Plan, Aristech's performance shall be calculated in accordance with the following definitions:

Book Value:
                                    Total Assets
                           Less     Liabilities
                           Equals   Stockholder Equity, or Book Value

EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization:

                                    Net Income
                           Plus     Taxes
                           Plus     Interest expense
                           Plus     Depreciation
                           Plus     Amortization


The Plan is designed to measure "steady-state" operating performance as it contributes to shareholder value. The Compensation Committee may consider, as appropriate, modifications in the formulae to account for material events impacting the balance sheet and income statement.


12.      PAYMENT UNDER THE PLAN

         (a) Payments of amounts due upon exercise under Section 9 shall be made in cash no later than 30 days following the date of exercise. Plan Participants shall have the opportunity to defer receipt of such awards, if and to the extent permitted under the Company's deferred compensation plan(s).

         (b) The general funds of the Company shall be the sole source of payments under the Plan, and the Company shall have no obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be



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construed to create a trust of any kind, or a fiduciary relationship, between the Company and a participant or any other person. To the extent any person acquires rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.


13.      WITHHOLDING

The Company shall, to the extent required by law, have the right to deduct from payments of any kind otherwise due to the recipient the amount of any federal, state, local taxes required by law to be withheld with respect to the amounts due under the Plan.


14.      TERMINATION OF EMPLOYMENT

A participant's right to exercise Options under the Plan in the event of termination of employment prior to exercise shall depend on the reason for termination:

         (a) Retirement, disability or sale of assets. If a Participant terminates employment as a result of retirement, disability, or the sale of the assets of the trade or business in which he or she is engaged, all outstanding Options held by the Participant at such time shall be exercisable when vested in the first or second Exercise Period following termination of employment, whether or not vested at the time of employment termination. Any Options that remain outstanding following the conclusion of the second Exercise Period shall be cancelled; provided, however, that if the Participant is disabled during such Exercise Periods, the CEO shall have the authority to extend them on an individual basis.

         (b) Death. In the event of a Participant's termination of employment as a result of death, all outstanding Options held at the time of death shall be exercisable by the beneficiary designated by the Participant in accordance with
Section 19, whether or not vested at the time of death. Such beneficiary may exercise the Options within a 60 day period designated by the CEO following the Participant's death. Share value shall be determined as of the year preceding the Participant's death. Any Options that remain outstanding following the conclusion of the special exercise period shall be cancelled.

         (c) Involuntary termination without cause. A Participant whose employment is terminated by the Company without cause shall be entitled to exercise all vested Options held at the time of termination in the first Exercise Period following termination of employment. Any Options that remain outstanding following the conclusion of the Exercise Period shall be cancelled.

         (d) Voluntary termination or involuntary termination for cause. If a Participant voluntarily terminates employment or is terminated for cause, all Options held at the time of termination shall be cancelled.



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         (e) Termination to enter a joint venture operation. If a Participant terminates employment to become an employee of a joint venture operation between the Company and another business entity, the CEO shall determine if and when such Participant may exercise his or her outstanding Options.

Notwithstanding anything in this Section to the contrary, if, following retirement, disability, or involuntary termination without cause, a Participant commences employment or a consulting relationship with another company deemed by the Compensation Committee to be a competitor of the Company, his or her Options shall be immediately cancelled. Regardless of the reason for employment termination, a Participant shall not forfeit amounts deferred at the election of the Participant under a deferred compensation plan, except to the extent expressly provided in such plan.

For the purpose of this provision, "disability" shall be defined as the inability of a Participant to complete the duties of the position that resulted in his selection as a Participant in the Plan, for a period of at least 180 consecutive days. "Cause" shall be defined as (i) action by a Participant involving willful and wanton malfeasance involving specifically a wholly wrongful and unlawful act; (ii) a Participant being convicted of a felony; (iii) a material violation by a Participant of any rule, regulation or policy of the Company generally applicable to all employees; or (iv) a Participant's failure or refusal to substantially perform a material duty of such Participant's employment, as determined in the unanimous judgment of the Compensation Committee of the Board, other than the Participant if such Participant is a member of the Compensation Committee of the Board. For the purpose of the Plan, a Participant shall not be subject to termination for "Cause" without (A) reasonable written notice to the Participant setting forth the reasons for the Company's intent to terminate the Participant and (B) and opportunity for the Participant to cure any of the actions or omissions forming the basis for such intended termination, if possible, within 15 days after receipt of such written notice.


15.      TERMINATION, AMENDMENT AND EXPIRATION OF THE PLAN

         (a) The Plan shall expire on December 31, 2003, unless extended by the Compensation Committee (or the Executive Committee if it chooses to rescind the authority currently delegated to the Compensation Committee for executive compensation matters). Notwithstanding the expiration of the Plan, Options granted under the Plan shall continue to be exercisable through the Exercise Period through the eighth calendar year beginning on the Grant Date, unless earlier cancelled in accordance with the terms of the Plan.

         (b) Except as otherwise provided in Section 16, in the event of a change of control, as defined in Section 16(b), the Compensation Committee may modify, alter, amend, or terminate the Plan at any time. Any such action shall take effect at the beginning of the year following the date such action is



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taken, unless stated otherwise by the Compensation Committee, and shall continue until the Plan is terminated. Notwithstanding the foregoing, no amendment to the Plan may adversely affect the rights of a Participant without written consent.

         (c) The Compensation Committee may terminate the Plan at any time. At the time of such termination, the Compensation Committee has the option of either allowing the Options granted under the Plan to continue to be exercisable through the Exercise Period through the eighth calendar year beginning on the Grant Date, unless earlier cancelled in accordance with the terms of the Plan, or vesting all Options immediately upon termination of the Plan and deeming all Options exercised, and a payment shall be made in cash, in an amount determined in accordance with Section 9 as if the Participant had exercised the Option himself.


16.      CHANGE IN CONTROL

         (a) The Plan shall terminate upon the consummation of a change in control, as defined below, or an initial public offering of Company stock, unless extended by the acquiring or continuing entity. If the Plan is terminated in accordance with this provision, all Options shall immediately vest and shall be deemed exercised, and a payment shall be made in cash, in an amount determined in accordance with Section 9 as if the Participant had exercised the Option himself. Payments shall be made to participants within 90 days following the termination of the Plan under these provisions.

         (b) A change in control shall be defined as: (i) any transaction that results in Mitsubishi Corporation and its subsidiaries (collectively, the "MC Group") no longer being the beneficial owner of stock possessing at least fifty percent (50%) of the combined voting power of the issued and outstanding shares of all classes of the Company's stock entitled to vote generally in the election of directors ("Voting Stock"), whether as a result of the issuance of securities of the Company, any direct or indirect transfer of securities of the Company or otherwise; or (ii) approval by the stockholders of the Company of a reorganization, merger or consolidation, unless, following such reorganization, merger or consolidation, the MC Group beneficially owns, directly or indirectly, stock possessing at least fifty percent (50%) of the total combined voting power of the issued and outstanding shares of all classes of Voting Stock of the corporation resulting from such reorganization, merger or consolidation; or
(iii) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or (iv) the sale or disposition of 50% or more by value of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, the MC Group beneficially owns, directly or indirectly, stock possessing at least fifty percent (50%) of the total combined voting power of the issued and outstanding shares of all classes of Voting Stock.]



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17.      EXCLUSION FROM EMPLOYEE BENEFITS

Payments under the Plan shall in no circumstance be included as compensation for the purpose of determining any retirement income, life insurance, or any other related employee benefit program.


18.      ASSIGNMENT OF EMPLOYEE RIGHTS

No employee has a claim or right to be a Participant in the Plan, to continue as a Participant, or to be granted Options under the Plan. The Company is not obligated to give uniform treatment (e.g., equal attribution of Shares, etc.) to Participants. Participation in the Plan does not give a Participant the right to be retained in the employment of the Company, nor does it imply or confer any other employment rights.


19.      BENEFICIARY DESIGNATION

A Participant may designate a beneficiary or beneficiaries to exercise, in the event of the Participant's death, Options granted to the Participant under the Plan. A designation of a beneficiary may be replaced by a new designation or may be revoked by the Participant at any time. A designation or revocation shall be on a form to be provided for such purpose and shall be signed by the Participant and delivered to the Company prior to the Participant's death. Any Option that would be exercisable by a beneficiary upon a Participant's death and is not subject to such a designation shall be exercisable by the Participant's estate. If there shall be any question as to the legal right of any beneficiary to exercise an Option under the Plan, the Participant's estate may exercise the Option, in accordance with Section 14(c), in which event the Company shall have no further liability to any one with respect to such Options.


20.      NONASSIGNABILITY

Options may not be pledged, assigned or transferred for any reason during the Participant's lifetime, and any attempt to do so shall be void and the Option to which the attempt relates shall be cancelled.


21.      VALIDITY

In the event any provision of the Plan is held invalid, void, or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provision of the Plan.

22.      APPLICABLE LAW

The Plan will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania other than the conflict of laws provisions thereof.


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